Exhibit 10.8

Robert M. Lynch President and CEO Orchard Supply Hardware 6450 Via Del Oro San Jose, California 95119

May 30, 2007

Thomas Carey

129 Zanzibar Drive

Aptos, CA 95003-5540

Dear Tom,

I am pleased to extend to you our revised offer to join Orchard Supply Hardware as Chief Marketing Officer, reporting to me, This letter serves as a confirmation of our offer. Some Key elements of the offer are as follows;

•	Your start date will be July 23rd, 2007, unless we mutually agree otherwise,

•	Base salary at all annual rate of $320,000, paid bi-weekly and in arrears, with periodic increases based on your performance.

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A one-time sign on bonus of $25,000 (before taxes) payable after 90 days of your start date. If you leave OSH within the first 12 months of employment, you will be required to reimburse the company for the full amount of the sign-on bonus.

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You will be eligible for an annual incentive target opportunity of 40% of your annual base salary, Under our current incentive plan, the actual amount of the incentive you earn may range from 0% to 200% depending on how well you and the company perform. Your award for this fiscal year 2007 will be prorated based on your start date. In order to receive your incentive award, you must still be actively employed with OSH at the time incentive awards are normally paid.

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The Company shall recommend to the committee that administers the Company’s stock incentive plan that you be granted, as soon as approved by the committee after your start date, three (3) separate grants of options to purchase a total of 2355 shares (785 shares in each grant) of the Company’s Class B common stock, which shares (i) have exercise prices as determined appropriate by the committee but in no case less than the fair market value as of the grant date, and (ii) will vest in five (5) equal annual installments from the date of grant, provided that you remain continuously employed by the Company through each applicable vesting date. In addition, in order to exercise any of the options you would be required to become a party to the Company’s stockholder agreement,

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You are eligible to receive 4 weeks paid vacation and 4 paid personal days annually, which will be pro-rated this fiscal year based on your start date. Added to this, you will qualify for six paid National Holidays each year,

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You are eligible for relocation assistance in accordance with the Company’s standard relocation policy. The Relocation Benefits package will be sent to you from Prudential Relocation, To receive relocation assistance, you must sign the Sears Relocation Repayment Agreement, which requires you to pay back to the company all or part of the assistance you receive in the event that you voluntarily leave OSH within the time frames specified in the agreement. Please contact Sandy Whitehouse, Vice President-HR, at (408) 365-2698 if you have any questions regarding relocation assistance.

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In addition to the above, during the course of your employment, you will be entitled to participate in a variety of benefits available to salaried associates, including medical and dental. You will also be eligible to begin participation in the 401(k) savings plan on the first day of the third month following your date of hire. The company expects to continue the benefit plans, but reserves the right to modify, amend or terminate any or all of the plans at any time.

Carey Offer Letter REVISED 053007, page 1

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You will be asked to sign an Executive Severance Agreement. If you are involuntarily terminated from Sears for any reason other than cause, death, total and permanent disability, retirement or good reason (as such terms are defined in the Executive Severance Agreement), you will receive six (6) months of pay continuation, equal to your base salary at the time of termination, reduced on a dollar-for-dollar basis (but not below zero) to the extent you earn fees, salary or wages from a subsequent employer (including those arising from self-employment) during the Salary Continuation Period. In consideration for these severance terms, you agree not to disclose confidential information and not to solicit employees. The terms of this offer letter are conditioned upon your signing the Executive Severance Agreement.

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As with all our associates, your employment with the company is “at will”, not for a specific term, and you or the company may terminate the employment relationship at any time for any reason, with or without cause or notice. You should not regard this letter, or other statements, policies or representations, as a contract of employment.

This offer is made to you based on your representation to the Company that your acceptance of employment with the Company and your performing the contemplated services does not and will not conflict with or result in any breach or default under any agreement, contract or arrangement which you are a party to or violate any other legal restriction,

This offer also is contingent upon satisfactory completion of a background check, a drug test (to be taken within 48 hours of your acceptance of this offer) and employment verification. On your first day of work, you must present documentation to establish your identity and employment eligibility to work in the United States. This documentation will be used to complete the legally required Form 1-9 for the United States Citizenship and Immigration Services.

We are looking forward to your joining us, I am sure you will make an important contribution to the success of Orchard Supply Hardware. Please confirm your acceptance of this offer by signing and returning this offer letter no later than June 1, 2007 to Sandy Whitehouse by confidential fax at 254-4753 or by PDF copy through email to Sandra.Whitehouse@osh.com. If you need additional information or clarification, please call.

Sincerely,

/s/ Robert M. Lynch
Robert M. Lynch
President and CEO
Orchard Supply Hardware

Accepted:	/s/ Thomas Carey	Date	5/31/2007
Thomas Carey

cc:	Sandra C. Whitehouse, Vice President-HR, Orchard Supply Hardware

Deena Davalos, Director-HR Services, Orchard Supply Hardware

Carey Offer Letter REVISED 053007, page 2